EXHIBIT 16.1



December 31, 2002




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         We were previously principal accountants for Sierra Monitor Corporation and, under the date of February 15, 2002, we reported on the financial statements of Sierra Monitor Corporation as of and for the years ended December 31, 2001 and 2000. On December 27, 2002, our appointment as principal accountants was terminated. We have read Sierra Monitor Corporation's statements included under Item 4 of its Form 8-K dated December 31, 2002, and we agree with such statements, except we are not in a position to agree or disagree with Sierra Monitor Corporation's statements that they have engaged the services of Squar Milner LLP as its new independent accountants, or that the Company's Board of Directors approved the dismissal of KPMG and the appointment of Squar Milner LLP, or that the Audit Committee did not consider the change in accountants separately. Further, we are not in the position to agree or disagree with Sierra Monitor Corporation's statement that Squar Milner was not consulted regarding any matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K of the Act.

Very truly yours,



(Signed) KPMG LLP